Exhibit 2.1

PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

ALTRUST FINANCIAL SERVICES, INC.

AND

HOLLY POND CORP.

Dated as of November 13, 2007

i

TABLE OF CONTENTS

(continued)

ii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of November 13, 2007, is entered into by and between ALTRUST FINANCIAL SERVICES, INC., an Alabama corporation (the “Company”) and HOLLY POND CORP., an Alabama corporation (“Newco”).

The Board of Directors of the Company has determined that it is desirable and in the best interest of the Company to take action to permit the Company to stop its reporting as a public company with the Securities and Exchange Commission and that is desirable and in the best interest of the shareholders to elect Subchapter S status under the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors of the Company has determined that the cost savings and advantages of being a non-public company that elects Subchapter S status can be best achieved through a merger whereby certain shareholders with 6,400 or fewer shares of Company Stock or who are otherwise not eligible to be shareholders of an S-corporation, or as otherwise provided herein, will receive cash for each of their shares of Company Stock.

The Board of Directors of the Company has (a) determined that the merger of Newco with and into the Company (the “Merger”), with the Company remaining as the surviving corporation, whereby Excluded Shares will, upon the terms and subject to the conditions set forth herein, be converted solely into the right to receive cash in an amount equal to $17.25 per share (the “Cash Consideration”) and shares of Company Stock held by Eligible Shareholders shall remain issued and outstanding shares of Company Stock (the “Stock Consideration”, and collectively with the Cash Consideration, the “Merger Consideration”), is fair to, and in the best interests of, holders of shares of Company Stock, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption by the shareholders of the Company, subject to the terms and conditions set forth herein, of this Agreement, and (iv) approved the Merger and this Agreement and the other transactions contemplated hereby.

Therefore, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the ABCA, at the Effective Time, (i) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (upon and after the Effective Time, the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Alabama, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 1.02 Effective Time; Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia, at 9:00 A.M., Eastern time, or at such other place and time as the parties shall agree in writing. Immediately following the Closing, the parties shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Alabama, and the Merger shall become effective upon such filing or at such later time as is agreed to by the parties and is specified in the Articles of Merger (the “Effective Time”). The Company’s stock transfer records will be closed on the Effective Time as to all Excluded Shares, and transfers of all other shares of Company Stock and shares of Surviving Corporation common stock will be made only pursuant to and in accordance with the Shareholders’ Agreement.

Section 1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the ABCA.

Section 1.04 Articles of Incorporation and Bylaws. At the Effective Time, (i) the Articles of Incorporation and Bylaws of the Surviving Corporation will be the same as the articles of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and the ABCA.

Section 1.05 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.07 Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of the parties hereto or any holder of Company Stock:

(a) Each share of Company Stock that is an Excluded Share and that is issued and outstanding immediately prior to the Effective Time shall be converted into solely the right to receive the Cash Consideration, without interest. As of the Effective Time, Excluded Shares of Company Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented an Excluded Share (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.

(b) Each share of Company Stock that is owned by the Company or by any direct or indirect wholly-owned subsidiary of the Company other than shares held by such a subsidiary in a fiduciary or custodial capacity or as a result of debts previously contracted shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

(c) All other issued and outstanding shares of Company Stock that are Eligible Shares and that are held by Eligible Shareholders at the Effective Time will remain issued and outstanding shares of Company Common Stock, provided restricted shares of Company Common Stock shall be subject to Section 1.08 below, and provided further that the holder of Eligible Shares shall have executed and delivered the Shareholder Agreement to the Company prior to the Effective Time, together with the Subchapter S Consent and his or her certificates for shares of Company Stock for legending in accordance with the Shareholder Agreement. Any shares as to which the holder has not taken such actions prior to the Effective Time, shall at the Company’s election, be treated for all purposes hereunder as Excluded Shares.

(d) In the event that the Surviving Corporation would have more than 260 shareholders of record based upon the foregoing provisions of this Section 1.07 at the time of Effective Time, shareholders of record of less than 8,000 shares shall be selected by lot and the shares of Company Stock held of record by such persons shall be treated for all purpose hereunder as Excluded Shares, subject to Section 6.01(f), until the Surviving Company will have less than 260 shareholders of record at the Effective Time.

Section 1.08 Treatment of Company Options and Restricted Shares. The number of shares of restricted Company Stock outstanding on the date hereof, together with all options to purchase Company Stock outstanding on the date hereof are shown on Schedule 1.08 hereto. All restricted shares of Company Stock held by Persons who are Eligible Shareholders shall remain outstanding shares of the Surviving Corporation’s common stock subject to the same restrictions as at present, plus those restrictions under the Shareholder Agreement. All options to purchase Company Stock shall remain options to purchase the Surviving Corporation’s common stock, enforceable in accordance with their respective terms, provided that the holders thereof shall agree to be bound by the Shareholder Agreement as is the case with all other Eligible Shareholders.

Section 1.09 Shareholders’ Meeting; Proxy Material.

(a) The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable after the Proxy Statement is cleared by the SEC (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval with respect to the adoption of this Agreement and the transactions contemplated herein and (ii) shall use all reasonable efforts to solicit the adoption of this Agreement in respect of the Company Shareholder Approval.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger by the Company’s shareholders (as amended or supplemented, the “Proxy Statement”), and the parties shall prepare a Schedule 13E-3 filing (as amended or supplemented, the “Schedule 13E-3”). Newco and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use all reasonable efforts to have the Proxy Statement, and the parties will use all reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

(c) The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Newco of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time that are held by shareholders (i) who shall have given written notice to the Company prior to the Company Shareholders’ Meeting of his or her intent to demand payment for his or her shares of Company Stock and who did not vote for approval and adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall have complied with the provisions of Article 13 of the ABCA (“Dissenting Shares”), attached hereto as Exhibit 1, shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares of Company Stock fails to perfect, withdraws (with the Company’s consent) or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Article 13 of the ABCA) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the appropriate Merger Consideration, without interest thereon, in the manner provided in Section 1.07 hereof. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.02 Exchange of Certificates and Payment of Cash.

(a) Paying Agent. Prior to the Closing Date, the Company shall enter into an agreement providing for the matters set forth in this Section 2.02 (the “Paying Agent Agreement”) with a bank or trust company selected by Newco, which may be Peoples Bank of North Alabama, as paying agent (the “Paying Agent”), authorizing such Paying Agent to act as Paying Agent in connection with the Merger. The Surviving Corporation shall deliver cash to the Paying Agent as requested sufficient to pay, as incurred, the aggregate Cash Consideration (the “Merger Fund”).

(b) Payment of Cash. As soon as reasonably practicable, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced Excluded Shares of Company Stock or that for any reason become Excluded Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration pursuant to Section 1.07. Upon surrender in good delivery form of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents, including signature guarantees, as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration for each share of Company Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, the Cash Consideration may be paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed by a medallion signature guarantor acceptable to the Company or the Surviving Corporation and the Person requesting payment of the Cash Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Cash Consideration will be delivered by the Paying Agent as promptly as practicable following the proper surrender of a Certificate and the delivery of all required related Transmittal Documents. No interest will be payable on such Cash Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Cash Consideration for each Excluded Share. Any interest, dividends or other income earned on the investment of cash held by the Paying Agent hereunder shall be solely for the account of the Surviving Corporation. The Cash Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Excluded Shares.

(c) Termination of Merger Fund. Any portion of the Merger Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of Company Stock for one year following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of Company Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Cash Consideration.

(d) No Liability. None of the Surviving Corporation, Newco, the Company or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Investment of the Merger Fund. The Paying Agent shall invest any cash included in the Merger Fund as directed by the Surviving Corporation on a daily basis; provided that no gain or loss thereon shall affect the amounts payable to the shareholders of the Company pursuant to Article I or this Article II. Any interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation not less frequently than monthly.

(f) Withholding Rights. Each of the Surviving Corporation, Newco and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock in respect of which such deduction and withholding was made.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity and bond against any claim that may be made against the Company, Newco, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity and bond that may be required hereunder shall be delivered to the Paying Agent on behalf of the Surviving Corporation, who shall be responsible for making payment for such lost, stolen or destroyed Certificate(s) pursuant to the terms hereof.

Section 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Stock that are Excluded Shares immediately prior to the Effective Time thereafter on the records of the Company. Any Certificates representing Excluded Shares presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Cash Consideration pursuant to the terms in this Article II. Dissenting Shares shall be treated as provided in Section 2.01.

Section 2.04 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation are hereby granted a power of attorney and are authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments, filings of record or assurances and to take and do, in the name and on behalf of the Company and Newco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.05 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution that in any such event is made on a pro rata basis to all holders of Company Stock, there is a change in the number of shares of Company Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Stock, then the Cash Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco as follows:

Section 3.01 Corporate Organization. The Company and each Company Subsidiary is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failures to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, its capitalization, and the state of jurisdiction of its organization.

Section 3.02 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of Company Stock. As of the date of this Agreement, (i) 5,487,225 shares of Company Stock were issued and outstanding, (ii) no shares of Company Stock were held in treasury by the Company, and (iii) no shares of Company preferred stock were issued or outstanding.

(b) Schedule 1.08 hereto contains a schedule as of the date of this Agreement setting forth (as applicable) the number of, vesting date (or dates) and expiration date (or delivery date) of each outstanding share of restricted Company Stock and all outstanding options on Company Stock. All issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable.

(c) All Subsidiaries only have common stock of one class authorized, issued and outstanding.

Section 3.03 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than the Company Shareholder Approval and the filing of the Articles of Merger, as required by the ABCA). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b) The Board of Directors of the Company has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, holders of the shares of the Company Stock, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption of this Agreement and the transactions contemplated hereby to the shareholders of the Company, subject to the terms and conditions set forth herein, and (iv) approved the Merger and this Agreement and the transactions contemplated hereby for purposes of Article 11 of the ABCA (provided such approval is premised on the accuracy of the representation set forth in Section 4.08(c)).

(c) Under applicable Law and this Agreement, with respect to the Merger, (i) as specified by the ABCA, the Statutory Shareholder Approval, and (ii) as specified herein, the affirmative vote of a Majority of the Minority, are the only votes of the Company’s shareholders required to approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.04 Opinions of Financial Advisors. The Company has received the written opinions of FTN Midwest Securities Corporation (“FTN”) and FIG Partners, LLC (“FIG”), dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the shareholders of the Company, signed copies of which have been delivered to Newco. The ESOP has received the written opinion of Mercer Capital that the transactions contemplated from a financial point of view by this Agreement are fair to the ESOP and its participants.

Section 3.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, other than FTN, FIG and Mercer Capital.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to the Company as follows:

Section 4.01 Organization. Newco is duly organized, validly existing and in good standing under the laws of the State of Alabama.

Section 4.02 Authority. Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Exchange Agreement by Newco and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Newco, and in the case of the Merger Agreement, the shareholders of Newco, and no other corporate proceedings on the part of Newco are necessary to authorize the execution, delivery and performance of this Agreement and the Exchange Agreement by Newco or the consummation by Newco of the transactions contemplated hereby or thereby (other than the filing of the Articles of Merger as required by the ABCA). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery by the other parties thereto, constitute valid and binding obligations of Newco, enforceable against Newco in accordance with their terms.

Section 4.03 Formation. Newco was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Newco.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 All Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including using all reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (b) obtain all necessary consents, approvals and authorizations, and provide all notices as are required to be obtained under any federal, state or foreign law or regulation or by any Governmental Entity, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to this Agreement.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Newco and the Company to consummate the Merger are subject to the satisfaction or waiver (by mutual written consent of the Company and Newco) on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. The Company shall have (i) obtained the Company Shareholder Approval, and (ii) the approval of a Majority of the Minority, provided the approval of a Majority of the Minority may not be waived by any party.

(b) Regulatory Approvals. All necessary notices and applications to, and consents and approvals by, Governmental Entities shall have been delivered and obtained, as applicable, by the Company and the ESOP and any statutory waiting periods applicable to the Merger have been terminated or shall have expired without adverse action.

(c) No Order. No court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Maximum Shareholders. Upon the Effective Time, the Surviving Corporation shall have less than 260 shareholders of record (without taking into account any enumeration or combination of shareholders for Subchapter S purposes), all of whom shall be Eligible Shareholders under Subchapter S, and the Surviving Corporation shall have less than 90 shareholders for Subchapter S purposes, when taking into account members of a family treated as one shareholder under Subchapter S, Sections 1361(b) and (c) of the Code.

(e) Dissenting Shareholders. Shareholders of the Company have not filed notices of their intent to dissent with respect to 5% or more of the outstanding shares of Company Stock.

(f) Maximum Excluded Shares or Dissenting Shares. Not more than 950,000 shares of Company Stock shall be (i) required to be purchased for Cash Consideration hereunder or (ii) Dissenting Shares.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Shareholder Approval by mutual written consent of Newco and the Company.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, except as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Newco or the Company to the other party, or to their respective shareholders or creditors.

Section 7.03 Amendment. This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company may be granted except where permissible hereunder pursuant to an instrument in writing signed by or on behalf of the Company following approval of such action by the Board of Directors and signed by Newco; provided, however, that following the Company Shareholder Approval at the Company Shareholders Meeting, if applicable, no amendment may be made without the further approval of the shareholders of the Company that would: (a) decrease the Merger Consideration; or (b) change any other terms and conditions in this Agreement if any of the changes would, individually or in the aggregate, adversely affect the shareholders of the Company.

Section 7.04 Extension and Waiver. At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval at the Company Shareholders Meeting, if applicable:

(a) The Company may (a) extend the time for the performance of any of the obligations or other acts of Newco, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Newco pursuant hereto, or (c) waive compliance by Newco with any of the agreements or with any conditions to the Company’s obligations, other than as provided in Section 6.01(a).

(b) Newco may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Newco’s obligations, other than as provided in Section 6.01(a).

(c) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that the agreements set forth in Section 8.02 hereof shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

Section 8.02 Fees and Expenses. Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

(a)	If to the Company:

Altrust Financial Services, Inc. 811 Second Avenue, S.W. Cullman, Alabama 35055-4222 Attn: J. Robin Cummings

with a copy to:

Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 Attn: Ralph F. MacDonald, III

(b)	If to Newco:

Holly Pond Corp. 811 Second Avenue, S.W. Cullman, Alabama 35055-4222 Attn: Lionel Powell

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama and applicable federal banking laws.

Section 8.05 Entire Agreement; Assignment. This Agreement (together with the exhibits and schedules hereto contain the entire understanding and agreement between the parties with respect to the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, written or oral, among the parties, or any of them, with respect to these matters. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.06 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.07 Headings, etc. Headings and section references are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

Section 8.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, whether as a third party beneficiary or otherwise, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Remedies. The parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity.

Section 8.10 Definitions. As used in this Agreement:

“ABCA” means the Alabama Business Corporations Act.

“Board of Directors” means the Board of Directors of the Company.

“Certificate(s)” means certificate(s) representing an Excluded Share immediately prior to the Effective Time that shall cease to have any rights with respect thereto, except the right to receiver Cash Consideration to be paid in consideration therefore upon surrender of such certificate(s) in accordance with the procedure proscribed in this Agreement.

“Company Material Adverse Effect” means any event, change or development having an effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or would materially impair its ability to perform its obligations under this Agreement;

“Company Shareholder Approval” means the Statutory Shareholder Approval and the approval of a Majority of the Minority.

“Company Stock” means all outstanding shares of common stock issued by Company as of immediately prior to the Effective Time, including restricted common stock and options to purchase Company common stock.

“Eligible Shares” means all shares of Company Stock held by Eligible Shareholders.

“Eligible Shareholders” means those Persons, at any date of determination, eligible to be holders of common stock of the Surviving Corporation consistent with Subchapter S of the Code, who (i) individually hold more than 6,400 shares of Company Stock or are executive officers or directors of the Company or (ii) is a family member of a Person who holds more than 6,400 shares of Company Stock (provided such Person and such family members are considered as one shareholder for purposes of Subchapter S), and as to any determination as of the Effective Time, who have executed and delivered to the Company the Shareholder Agreement and delivered certificates prior to the Effective Time that have not been revoked or withdrawn and who are not entitled to or required to receive the Cash Consideration. Holders of Dissenting Shares shall not be Eligible Shareholders unless they effectively withdraw their claims for dissent and appraisal. Individual Retirement Accounts will not be Eligible Shareholders.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ESOP” means the employee stock ownership plan that is sponsored by Company.

“Excluded Shares” means Shares of Company Stock held by Persons who are not Eligible Shareholders, other than Dissenting Shares.

“Government Entity” means any governmental entities that have authority to monitor and regulate Company activities and the Merger contemplated in this Agreement.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Majority of the Minority” means a majority of votes entitled to be cast with respect to all Excluded Shares as of the date of the Shareholders’ Meeting (or any other time reasonably determined by the Company at or prior to the Shareholders’ Meeting) including the record date for the Shareholders’ Meeting, but excluding shares of Company Stock held by Eligible Shareholders and Dissenting Shares.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Statutory Shareholder Approval” means the affirmative vote for approval of this Agreement and the Merger by two-thirds of all votes entitled to be cast by holders of Company Stock.

“Subchapter S Consent” means a consent form that will be mailed to all Company shareholders prior to Shareholders’ Meeting.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 8.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.11.

Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signatures on the following page]

The parties are signing this Agreement as of the date first written above.

ALTRUST FINANCIAL SERVICES, INC.

By:	/s/ J. Robin Cummings
Name: Title:	J. Robin Cummings President

HOLLY POND CORP.

By:	/s/ J. Robin Cummings
Name:	J. Robin Cummings
Title:	President

Schedules and Exhibits:

Schedule 1.08: Restricted Share and Option Grants

Exhibit 1:	Excerpts from Article 13 of the Alabama Business Corporation Act Relating to Dissenters’ Rights